As filed with the Securities and Exchange Commission on April 22, 2019

Registration No. 333-218609

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-218609

UNDER

THE SECURITIES ACT OF 1933

Jones Energy, Inc.*

Jones Energy Holdings, LLC

Jones Energy Finance Corp.

(Exact name of registrant as specified in its charter)

Delaware Delaware Delaware	1311	80-0907968 24-1495091 32-0436247
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

807 Las Cimas Parkway, Suite 350
Austin, Texas 78746
(512) 328-2953

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carl F. Giesler, Jr.

Chief Executive Officer

Jones Energy, Inc.

807 Las Cimas Parkway, Suite 350
Austin, Texas 78746
(512) 328-2953

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey

Michael W. Rigdon

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

(713) 836-3600

*GUARANTORS

Exact name of registrant as specified in its charter(1)	Jurisdiction of Incorporation/Organization	I.R.S. Employer Identification No.
Nosley Assets, LLC	Delaware	35-2456460
Nosley Acquisition, LLC	Delaware	81-4961548
Nosley SCOOP, LLC	Delaware	81-4171108
Jones Energy, LLC	Texas	75-2458861

(1) The address for each registrant’s principal executive office is 807 Las Cimas Parkway, Suite 350, Austin, Texas 78746, and the telephone number of each registrant’s principal executive office is (512) 328-2953.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed by Jones Energy, Inc. (“Jones”), Jones Energy Holdings, LLC (“JEH”), Jones Energy Finance Corp. (“JEF”), Nosley Assets, LLC (“Nosley Assets”), Jones Energy, LLC (“JE”), Nosley Acquisition, LLC (“Nosley Acquisition”) and Nosley SCOOP, LLC (“SCOOP” and, together with Jones, JEH, JEF, Nosley Assets, JE, and Nosley Acquisition, the “Issuers”) to deregister all shares of common stock and any other types of securities unsold under the following Registration Statement on Form S-3 (the “Registration Statement”) filed by the Issuers with the Securities and Exchange Commission:

•                  Registration Statement No. 333-218609, filed on June 8, 2017 and effective June 19, 2017, registering $250,000,000 in aggregate principal amount of Class A common stock, preferred stock, depositary shares, debt securities, guarantees of debt securities, warrants, units and purchase contracts.

As previously disclosed, on April 14, 2019, Jones and certain of its U.S. subsidiaries (together with Jones, the “Company”), commenced voluntary Chapter 11 proceedings and filed a prearranged plan of reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. The Company’s Chapter 11 cases are jointly administered under the caption In re: Jones Energy, Inc., et al., Case No. 19-32112 (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, Jones has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by Jones in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Jones hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and Jones hereby terminates the effectiveness of such Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrants have duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on April 22, 2019. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Act.

JONES ENERGY, INC.

By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

JONES ENERGY FINANCE CORP.

By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

JONES ENERGY HOLDINGS, LLC

By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

NOSLEY ASSETS, LLC

By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

NOSLEY ACQUISITION, LLC

By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

NOSLEY SCOOP, LLC

By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

JONES ENERGY, LLC

By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

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